EXHIBIT 5.1

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004

    October 1, 2015
Dime Community Bancshares, Inc.,
      209 Havemeyer Street,
              Brooklyn, New York 11211.
Ladies and Gentlemen:
We are acting as special counsel to Dime Community Bancshares, Inc., a Delaware corporation (the "Company"), in connection with the filing today by the Company of a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 (the "Act").  The Registration Statement registers senior debt securities, subordinated debt securities (together with the senior debt securities, the "Debt Securities"), common stock, par value $0.01 per share, preferred stock, par value $0.01 per share, and warrants to purchase common stock, which are collectively referred to as the "Securities", of the Company.
In connection with the filing of the Registration Statement, we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.  Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement has become effective under the Act, when the terms of the Securities and of their issuance and sale have been duly established in conformity with the Company's certificate of incorporation, and, in the case of Debt Securities, when the indenture relating to the Debt Securities has been duly authorized, executed and delivered, when the terms of such Debt Securities and of their issuance and sale have been duly established in conformity with the applicable indenture and when such Debt Securities have been duly executed and authenticated in accordance with the applicable indenture, and, in the case of preferred stock, when an appropriate certificate of designations with respect to the preferred stock has been duly filed with the Secretary of State of the State of Delaware, and, in the case of warrants to purchase common stock, when the terms of the warrant agreement under which the warrants are to be issued have been duly established and the warrant agreement has been duly authorized, executed and delivered, when the terms of such warrants and of their issuance and sale have been duly

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established in conformity with the applicable warrant agreement and when such warrants have been duly executed and authenticated in accordance with the applicable warrant agreement, and, in the case of any kind of Securities, if all the foregoing actions are taken so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly issued and sold as contemplated by the Registration Statement, the Securities constituting common stock or preferred stock will be validly issued, fully paid and nonassessable, and the Securities constituting Debt Securities or warrants to purchase common stock will be valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.
We note that, as of the date of this opinion, a judgment for money in an action based on a debt security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars.  The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular debt security is denominated into United States dollars will depend upon various factors, including which court renders the judgment.  In the case of a debt security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the debt security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.
The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date of this letter, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or as of any later date.
In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement.
We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.  We have assumed, without independent verification, that the signatures on all documents examined by us are genuine.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Validity of

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Securities" in the prospectus contained therein.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,

/s/ Sullivan & Cromwell LLP

 SULLIVAN & CROMWELL LLP